Exhibit 99.1

Contacts: Patricia Colpitts (Media) colpittsp@dnb.com 512.578.8016	Roger Sachs, CFA (Investors/Analysts) sachsr@dnb.com 973.921.5914

D&B Appoints Thomas J. Manning and Judith A. Reinsdorf to Its Board of Directors

Short Hills, NJ – June 12, 2013 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced that Thomas J. Manning and Judith A. Reinsdorf were appointed to D&B’s Board of Directors on June 12, 2013.

Mr. Manning is the former CEO of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, a global private equity firm. Mr. Manning has over thirty years of experience in consulting and technology services with a large portion of his career spent living in Hong Kong and working in China/Asia.

Ms. Reinsdorf is Executive Vice President and General Counsel of Tyco International Ltd. (NYSE: TYC), the world’s largest pure-play fire and security company that provides more than three million customers worldwide with the latest fire protection and security products and services.

“We are delighted to welcome Tom and Judy to our Board of Directors,” stated Sara Mathew, D&B’s Chairman and Chief Executive Officer. “Tom’s expertise in technology and business innovation on a global scale and Judy’s corporate governance and compliance experience will be great assets as we continue to execute our strategic growth plans.”

About Dun & Bradstreet® (D&B)

Dun & Bradstreet (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence® for 171 years. D&B’s global commercial database contains more than

225 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides two solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability, and D&B Sales & Marketing Solutions™ to provide data management capabilities that provide effective and cost efficient marketing solutions and to convert prospects into clients by enabling business professionals to research companies, executives and industries.